Exhibit 99.1

Safe Harbor – Neal Nackman

Before we begin, I would like to remind participants that certain statements made on today's call and in the Q&A session may constitute forward-looking statements within the meaning of the Federal Securities Laws. Forward-looking statements are not guarantees, and actual results may differ materially from those expressed or implied in forward-looking statements.

Important factors that could cause actual results of operations or the financial conditions of the company to differ are discussed in the documents filed by the company with the SEC. The company undertakes no duty to update any forward-looking statements.

Overview Commentary – Morris Goldfarb

Good morning and thank you for joining us. We’re going to keep our comments brief and then take some time to answer your questions. With me today are Sammy Aaron, our Vice Chairman, Wayne Miller, our Chief Operating Officer, Neal Nackman, our Chief Financial Officer, and Jeff Goldfarb, our Executive Vice President.

This morning, we announced that we are buying Donna Karan from the LVMH Group for total of $650 million.

The acquisition of Donna Karan is a transformative event for G-III. We see great opportunities throughout the globe to operate existing categories, launch new initiatives and develop a strong licensing and distribution base. This strategy is consistent with our stated plan to grow and diversify our business. Our strong track record of driving organic growth, identifying and integrating acquisitions and developing talent throughout the organization makes the potential of the Donna Karan brand especially appealing.

Donna Karan’s existing Management has positioned the company for strong and sustainable growth. The Company does approximately ~$300 million in revenues, of which ~1/3 is retail volume in approximately 50 company-operated retail stores.

This is our largest acquisition to date. Donna Karan is undoubtedly a power brand with approximately $1 billion in global retail sales. We are pleased to have this solid foundation in place as we look to the future. We view this business as entirely incremental to the organic opportunities we have previously discussed. The addition of such a strong brand will benefit our entire corporation and we are excited about our position as a diversified, global fashion leader.

We plan to finance the transaction primarily through debt issuance, as well as approximately $75 million of newly issued common stock to LVMH. The transaction is expected to close in late 2016 or early 2017.

While the transaction is expected to be dilutive in the first twelve months, we are confident in our ability to achieve growth over the current revenue base and expect the transaction to be accretive in the second year and thereafter. We will provide specific updates to guidance as it becomes more appropriate.

Thank you and, Operator, we’d like to now take time for a few questions….